Exhibit 10.34

Transfer agreement of Piano Education Center

Party A: Shenzhen Jiana Technology Co., Ltd

Party B: Zhongdemei Piano (Shenzhen) Co., Ltd

Through friendly negotiation, Party A and Party B have reached the following agreement on the transfer of Piano Education Center:

1. Party A agrees to transfer the “Piano Education Center” located at No. 108 shop, Fifth Avenue, Bao’an District, Shenzhen to Party B, including lease, interior decoration, facilities and equipment, with a building area of about 442.11 square meters, and ensure that Party B has the same rights and obligations as Party A in the original housing lease contract, and Party B agrees to accept the transfer; Party A agrees to transfer the “Piano Education Center” located on the third floor of Beijing Oriental Huadu small talent education city, Wenjin Road, Luohu District, Shenzhen, including lease, interior decoration and facilities and equipment, with a building area of about 610 square meters, and ensure that Party B has the same rights and obligations as Party A in the original housing lease contract, and Party B agrees to accept;

2. Party A shall transfer the above two centers to Party B at a price of RMB 1.45 million. After the transfer, Party B agrees to perform the terms stipulated in the original store lease contract on behalf of Party A, and pay the rent and the water and electricity fees and other fees that shall be paid by Party A as stipulated in the contract on a regular basis. In the future, if Party B signs the lease contract with the landlord, Party A agrees to cooperate.

3. After the transfer, the existing decoration, decoration and all other equipment and house decoration of the shop and all business equipment belongs to Party B.

4. Party B shall pay the transfer fee to Party A on April 30, 2019 totaling RMB 1.45 million (in words: one million four hundred and fifty thousand).

5. Party A shall be responsible for all creditor’s rights and debts of the shop before Party B takes over; Party B shall be responsible for all business activities and creditor’s rights and debts generated after Party B takes over.

6. After the signing of the agreement, both parties shall consciously abide by it and shall not breach the contract. If one party breaches the contract, it shall compensate the other party for all losses caused by it. If Party B’s operation is damaged due to irresistible factors such as natural disasters, it has nothing to do with Party A.

7.Others

(1). Matters not covered in this Agreement shall be supplemented in words after negotiation by both parties, which shall have the same legal effect.

(2). This agreement is made in duplicate, one for each party, and shall come into force as of the date when both parties affix their seals.

Party A (seal):	Party B (seal):

Shenzhen Jiana Technology Co., Ltd	Zhongdemei Piano (Shenzhen) Co., Ltd

Date: December 1, 2017